Exhibit 10.2

EQUITY INTEREST PURCHASE AGREEMENT

BETWEEN

TALOS PRODUCTION INC.

AS SELLER

AND

ZAMAJAL, S.A. DE C.V

AS PURCHASER

Dated as of December 16, 2024

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EXHIBITS

Exhibit A	Form of Resignation and Release Letters
Exhibit B	Form of Amended and Restated Carso Block 7 Backup Guaranty
Exhibit C	Amended and Restated Owners Agreement
Exhibit D	Form of Talos Block 7 Backup Guaranty
Exhibit E	ROFO Waivers from the Block 7 JOA Parties

SCHEDULES

Schedule 3.6(a)	Financial Statements
Schedule 3.7	Absence of Certain Changes
Schedule 3.10	Leased Real Property
Schedule 3.11(l)	Electronic Tax Obligations
Schedule 3.12(a)	Legal Proceedings and Orders
Schedule 3.14(a)	Compliance with Laws
Schedule 3.15	Related Party Contracts
Schedule 3.17	Bank Accounts
Schedule 3.21	Material Contracts
Schedule 3.23	Labor and Employment
Schedule 3.26	Liens
Schedule 3.27	Insurance

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EQUITY INTEREST PURCHASE AGREEMENT

This EQUITY INTEREST PURCHASE AGREEMENT is made as of December 16, 2024 (the “Execution Date”), between (i) Talos Energy LLC, a Delaware limited liability company (“TE”), (ii) Talos Production Inc., a Delaware corporation (“Talos” or “Seller”) and (iii) ZAMAJAL, S.A. DE C.V., a Mexican company (“Grupo Carso” or “Purchaser”). Seller and Purchaser may each sometimes be referred to individually in this Agreement as a “Party,” and collectively as the “Parties.”

Certain capitalized terms used in this Agreement have the meanings set forth in Article 1.

PRELIMINARY STATEMENTS

A. Seller owns a fifty and one tenth (50.10%) percent Equity Interest in Talos Energy Mexico 7, S. de R.L. de C.V., a Mexican company (the “Holding Company”), represented by one equity quota with Mex$9,999.00 par value, representing the minimum fixed portion of the stated capital of the Holding Company, and one equity quota with Mex$1,302,686,343.00 par value, representing the variable portion of the stated capital of the Holding Company (jointly, the “Seller Equity”).

B. Purchaser owns a forty nine and nine tenths (49.90%) percent Equity Interest in the Holding Company, represented by one equity quota with Mex$1.00 par value, representing the minimum fixed portion of the stated capital of the Holding Company, and one equity quota with Mex$1,296,939,655.00 par value, representing the variable portion of the stated capital of the Holding Company.

C.  The Holding Company owns a ninety nine and ninety nine one hundredths percent (99.99%) Equity Interest in Talos Energy Offshore Mexico 7, S. de R.L. de C.V., a Mexican company (the “Company”), represented by one equity quota with Mex$9,999.00 par value, representing the minimum fixed portion of the stated capital of the Company, and one equity quota with Mex$2,593,761,432.00 par value, representing the variable portion of the stated capital of the Company.

D. TE owns one equity quota in the Company, with Mex$1.00 par value, representing the fixed portion of the stated capital of the Company (the “TE Equity”).

E. Purchaser desires to purchase from Seller and TE and Seller and TE desire to sell to Purchaser, (i) a portion of the Seller Equity representing a thirty and one tenth (30.10%) Equity Interest in the Holding Company represented by one equity quota with Mex$782,490,435.00 par value representing the variable portion of the stated capital of the Holding Company (the “Equity”), and (ii) the TE Equity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Accounting Principles” means, (a) with respect to the Financial Statements, Mexican NIF, and (b) otherwise, the accounting principles, methods and policies applied by the Companies, which shall be in accordance with Mexican NIF.

“Additional Payment Event” has the meaning set forth in Section 5.5(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this Equity Interest Purchase Agreement, including all its referenced Exhibits and Schedules.

“Amended and Restated Owners Agreement” means that certain amended and restated agreement between Seller and Purchaser relating to the governance of the Companies to entered as of the Closing Date in the form set forth in Exhibit C.

“Anticorruption Laws” has the meaning set forth in Section 3.14(c)(1).

“Balance Sheet Date” has the meaning set forth in Section 3.6(a).

“Block 7 JOA” means that certain Joint Operating Agreement for the Block 7 PSC contract area dated July 18, 2016, entered into by Company, Sierra O&G Exploración y Producción, S. de R.L. de C.V. and Premier Oil Exploration and Production Mexico, S.A de C.V., as subsequently amended from time to time. The respective participating interests of the parties to the Block 7 JOA is Company (35%), Sierra O&G (40%) and Premier Oil (25%).

“Block 7 JOA Parties” means the parties to the Block 7 JOA.

“Block 7 JOA Parties Consent” means the consent by each of the Block 7 JOA Parties to the consummation of the transactions contemplated in this Agreement pursuant to section 12.3.A of the Block 7 JOA.

“Block 7 PSC” means that certain Contract for the Exploration and Extraction of Hydrocarbons under the Production Sharing Modality — Contract Area 7 (Contrato para la Exploración y Extracción de Hidrocarburos Bajo la Modalidad de Producción Compartida — Area Contractual 7) No. CNH-R01-L01-A7/2015 dated September 4, 2015, derived from the Tender CNH-R01-01/2014, entered into by and among CNH, Company, Sierra O&G Exploración y Producción, S. de R.L. de C.V. and Premier Oil Exploration and Production Mexico, S.A de C.V.

“Books and Records” means all the Companies’ books, records and ledgers, including Tax records (and supporting work papers and other records), work papers, invoices, shipping records, supplier lists, correspondence and other documents, records and files (other than the corporate books and records of and to the extent related to Seller or Affiliates of Seller other than the Companies, and any other books and records that Seller is prohibited from disclosing or transferring to the Purchaser under applicable Law), in paper, electronic or other written form.

“Business Day” means any day of the year other than (a) any Saturday or Sunday and (b) any other day on which banks located in Mexico City, Mexico, and New York, New York, are authorized or required to be closed for business.

“Business Information” has the meaning set forth in Section 4.8(b).

“Carso Block 7 Backup Guaranty” means an amended and restated guaranty issued by a Qualified Issuer for the benefit of Talos Energy, Inc. in the form set forth in Exhibit B, whereby the guarantor agrees to pay 80.0% of all obligations of Talos Energy Inc. pursuant to and under the Talos Parent Company Guaranty. For purposes of this definition, a “Qualified Issuer” is an Affiliate of Purchaser whose senior unsecured long-term debt (not supported by third party credit enhancement) is rated by at least two (2) of the following credit rating agencies as follows (and is not rated lower by any of the following credit agencies): (i) “BBB-” or above by S&P, (ii) “Baa3” or above by Moody’s, or (iii) “BBB-” or above by Fitch.

“Carso Parent Company Guaranty” means the parent company guaranty that shall be delivered by Purchaser or an Affiliate of Purchaser for the benefit of CNH in accordance with the Block 7 PSC in respect of all the obligations of Company thereunder to replace the Talos Parent Company Guaranty.

“Claim Notice” has the meaning set forth in Section 8.5.

“Claim Response” has the meaning set forth in Section 8.5.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Resolutions” has the meaning set forth in Section 2.5(b).

“CNH” means the National Hydrocarbons Commission of Mexico (Comisión Nacional de Hidrocarburos).

“CNH Approval” means the approval by the CNH of the transfer of the Equity and Corporate Control (as defined in the Guidelines) under this Agreement pursuant to the Block 7 PSC and the Guidelines.

“COFECE” means the Federal Economic Competition Commission of Mexico (Comisión Federal de Competencia Económica).

“COFECE Approval” means the approval by COFECE prior to the consummation of the transactions contemplated in this Agreement pursuant to articles 86, 87 and 88 of the Competition Law.

“Companies” means the Company and the Holding Company.

“Company” has the meaning set forth in the preliminary statements to this Agreement.

“Competition Law” means Mexico’s Federal Economic Competition Law (Ley Federal de Competencia Económica).

“Contract” means any legally binding written contract, agreement, lease, license, commitment, sales order, purchase order, indenture, mortgage, note, bond, guaranty, option, right, arrangement or other instrument or consensual obligation, whether written or oral.

“Contamination” or “Contaminated” means the presence of Hazardous Material in, on or under the soil, groundwater, surface water or other environmental media at concentrations such that Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Material.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the business, operations, management or policies of a Person, whether through the ownership, directly or indirectly, of more than fifty percent (50%) of the voting rights in a Person, by Contract or otherwise.

“Deductible” has the meaning set forth in Section 8.4(b).

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environment” means all conditions of soil (surface, and subsurface), geologic strata and formations, streams, rivers, bays, ponds, impoundments, estuaries, navigable waters, ocean waters including the Mexican Economic Exclusive Zones, groundwater, drinking water supply, occasional or perched water in or on the surface or subsurface, marshes and other wetlands, flood plains, sediments, lands, air (including indoor air) or natural resources.

“Environmental Law” means any applicable Laws concerning the protection of the Environment, including the potential environmental impact and/or Contamination of the Environment or the occupational safety of human health and health laws from exposure to Hazardous Material or workplace hazards, including Laws (a) imposing liability in connection with cleanup, investigation or remediation relative to any Release or potential Release, (b) relating to exposure of workers to Hazardous Material or other recognized workplace hazards, and (c) otherwise regulating the environmental aspects of the generation, manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport or handling of Hazardous Material.

“Equity” has the meaning set forth in the preliminary statements to this Agreement.

“Equity Interests” means, with respect to any legal entity, shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Final TEOM Interim Costs Statement” has the meaning set forth in Section 2.3.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.8, and of Purchaser set forth in Section 4.1 and Section 4.2.

“Governmental Authority” means any national, federal, state, provincial, local, municipal, foreign, or supra-national government of any nature, or other political subdivision thereof or any governmental agency, commission, court, tribunal or judicial body of competent jurisdictions or other public legal authority exercising or entitled to exercise any executive, legislative, judicial, regulatory, taxing or administrative law functions or power of any nature, including any stock exchange or other self-regulatory or quasi-governmental entities established to perform such functions, in all cases to the extent having jurisdiction over the Parties.

“Grupo Carso” has the meaning set forth in the preamble to this Agreement.

“Guidelines” means the Guidelines of Transfers, Corporate Changes and Liens (Lineamientos de Cesiones, Cambios Corporativos y Gravámenes) published by CNH on March 8, 2023.

“Hazardous Material” means any waste, material or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous for being corrosive, reactive, explosive, inflammable, biologically infectious, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including but not limited petroleum, any petroleum-based product and any hazardous substance, hazardous waste.

“Hydrocarbons Law” means the Hydrocarbons Law of Mexico (Ley de Hidrocarburos) enacted on August 14, 2014, as amended and restated from time to time.

“Indebtedness” means, with respect to the Companies, (a) the principal amount plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of any or all (i) indebtedness for borrowed money whether or not contingent, (ii) indebtedness evidenced by any note, bond, debenture or other debt security or similar instruments, (iii) unreimbursed amounts drawn under performance, surety or other bonds, or acceptance, letter of credit or similar facilities, and (iv) outstanding obligations for the deferred purchase price of property or services (including earn-outs and similar obligations to the extent payable on their terms but excluding trade payables and accrued expenses incurred in the ordinary course consistent with past practice since the Balance Sheet Date constituting current Liabilities); (b) amounts owed in respect of any lease of real or personal property (or a combination thereof), which lease is required to be classified and accounted for as a capital lease; and (c) all direct or indirect guarantees of any indebtedness of any other Person referred to in clauses (a)-(b), but excluding any guarantees of performance issued by or for the account of Company under the Block 7 PSC and Block 7 JOA; in each case, without duplication, and as determined in a manner consistent with the Accounting Principles.

“Indemnified Person” means a Purchaser Indemnified Person or a Seller Indemnified Person, as applicable.

“Indemnifying Party” means the Party claimed by the Indemnified Person to be obligated to provide indemnification under Article VIII. For the avoidance of doubt, the term “Indemnifying Party” shall not be deemed to include the Affiliates of any Party.

“Intellectual Property” means, in any jurisdiction applicable to the Companies: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, (c) all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all inventions, know how, technology, technical data and trade secrets, (e) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals, (f) all databases and data collections, (g) all other proprietary rights and (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“JOA Pledge” means the non-possessory pledge dated December 8th, 2016, granted by the Company, as pledgor, to Sierra O&G Exploración y Producción, S. de R.L. de C.V. and Premier Oil Exploration and Production Mexico, S.A de C.V., together, as pledgees, pursuant to the Block 7 JOA.

“Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, (a) Seller means the actual knowledge after reasonable due inquiry (as opposed to any constructive or imputed knowledge) of Francisco Noyola (without personal liability and solely in his capacity as Country Manager — Mexico) and Valentina Olvera Lara (without personal liability and solely in his capacity as Government Affairs Manager — Mexico) and (b) Purchaser means the actual knowledge (as opposed to any constructive or imputed knowledge) of Carlos Alberto Facha Lara (without personal liability and solely in his capacity as General Counsel) and Marisol Rosales Trujillo (without personal liability and solely in his capacity as Financial Manager).

“Law” means any law, statute, treaty, regulation, ordinance, rule, code, requirement, binding case law, rule of law (including common law) or Mexican Official Standards (Normas Oficiales Mexicanas) (to the extent applicable), enacted, promulgated, or imposed by any Governmental Authority.

“Legal Proceeding” means any claim, litigation, action, suit (whether civil, criminal, labor, administrative, judicial or investigative or otherwise, whether formal or informal, and whether public or private), audit, hearing, investigation, examination, binding arbitration or mediation or proceeding, in each case commenced, brought, conducted or heard before by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Liability” means any debt, liability, commitment, claim, cause of action or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, conditional, implied, vicarious, derivative, joint, several or secondary liability, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order regardless of whether required to be disclosed in financial statements prepared in accordance with applicable Accounting Principles.

“Lien” means any lien, mortgage, pledge, security interest, easement, imperfection of title, encroachment, lease, license, charge, option, equitable or beneficial interest, claim, covenant, condition, restriction, right of way, adverse claim, right of first refusal, right of first offer, drag-along or tag-along right, or any restriction on use; voting agreement or any other restriction of an attribute of ownership, or other encumbrance.

“Losses” means any and all losses, damages, Liabilities, claims, Tax, Liens, deficiencies, judgments, interest, awards, penalties, fines, assessment, settlement or Tax, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Material Adverse Effect” means any event, fact, condition, change, or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, Liabilities, business, results of operations or condition (financial or otherwise) of the Companies, individually or taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby, or to perform its obligations hereunder, excluding in all cases, any event, fact, condition, change, occurrence, or adverse effect directly or indirectly resulting, either alone or in combination, from: (i) events generally affecting the industries or segments thereof in which the Company operates (including changes in general market prices and commodity prices and regulatory changes affecting such industries or segments generally); (ii) general economic or political conditions or changes therein; (iii) general business conditions or changes therein, including (A) any actions of competitors or suppliers, that are not a result of an act or omission of Seller or any of its Representatives and are in response to a condition or change that generally affects the industry in which the Company operates and (B) any actions of Governmental Authorities that do not result in the termination of the Unitization Resolution or the Block 7 PSC and are in response to a condition or change that generally affects the industry in which the Company operates; (iv) events affecting the financial, credit, or securities markets in the United States or Mexico, including changes in inflation, interest rates or foreign exchange rates; (v) any change in national or international political conditions, including any outbreak of hostilities or declared or undeclared acts of war, riots, political protests, terrorist attack or any other act of terrorism, or any escalation or worsening of any of the foregoing, in each case, after the Execution Date of this Agreement; (vi) earthquakes, hurricanes, tornadoes, floods, epidemics, pandemics or other health events or natural disasters or weather conditions; (vii) changes (or proposed changes) in Law or Mexican NIF, in each case, after the Execution Date; (viii) the announcement of the execution of this Agreement, or the consummation of the transactions contemplated hereby, or any actions taken by or losses of customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees, or co-promotion or joint venture partners or any similar Persons as a direct result of the identity of Purchaser; (ix) any action or omission to act taken by Seller or the Companies, which action or omission is (A) required or contemplated by this Agreement, or (B) consented to or requested by Purchaser in writing; (x) strikes, slowdowns, or work stoppages provided that none is willfully caused by Seller or the Companies; (xi) any failure by the Company to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period; (xii) any bankruptcy, insolvency, or other financial distress of any customer, supplier, or other counterparty of the Company; and (xiii) any act or omission of Purchaser or any of their Representatives; and (xiv) any event, fact, condition, change, or occurrence disclosed in this Agreement, including any of its Schedules (except any Schedules provided by Seller after the Execution Date pursuant to Section 9.16).

“Material Contracts” has the meaning set forth in Section 3.21(a).

“Mex$” or “Mexican Pesos” means the lawful currency of Mexico.

“Mexican NIF” means, as of any date of determination, the Mexican Financial Reporting Standards (NIF’s principles) issued from time to time by the Mexican Board for Research and Development of Financial Reporting Standards (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.) or any succeeding or equivalent generally accepted accounting principles as in effect from time to time in Mexico, consistently applied as of such date of determination.

“MITL” means the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) applicable in Mexico, including any Transaction Taxes contemplated by Section 5.4, which the Seller may be bound to pay.

“Holding Company” has the meaning set forth in the preliminary statements to this Agreement.

“Occupational Safety and Health Law” means any Law (to the extent applicable) designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order” means any order, judgment, writ, decree, injunction, stipulation, ruling, award, determination, approval, authorization, assessment, agreement or consent order of or with any Governmental Authority or arbitrator.

“Ordinary Course of Business” or “Ordinary Course” means an action of the Companies that is consistent with past custom and practice for the last 24 (twenty-four) months prior to the execution date of this Agreement, including with regard to nature, scope, magnitude, quantity and frequency.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, owners agreement or other governing documents of an entity, as applicable, under applicable Law, in each case, as amended and in effect from time to time.

“Operating Contracts” means, collectively, the Block 7 PSC, the Block 7 JOA, the JOA Pledge, the Participation Agreement and the Unitization Resolution.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Participating Interests” means the Company’s (i) thirty-five percent (35%) participating interest in the Block 7 PSC and the Block 7 JOA and (ii) the corresponding unit interest (participacion en la unidad) pursuant to the Unitization Resolution.

“Participation Agreement” means that certain Participation Agreement dated September 4th, 2015, entered into by Company, Sierra O&G Exploración y Producción, S. de R.L. de C.V. and Premier Oil Exploration and Production Mexico, S.A de C.V., as subsequently amended from time to time.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Payment Instructions” has the meaning set forth in Section 2.2.

“Pemex” means Petróleos Mexicanos.

“Permits” means any registrations, licenses, permits, approvals, exemptions, consents, clearance rights or authorizations issued or granted by any Governmental Authority having jurisdiction over the subject matter thereof.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet delinquent and/or payable and for which adequate reserves have been recorded in line items on the Financial Statements (or which may be paid without interest or penalties) or the validity of which are being contested in good faith by appropriate Legal Proceedings; and (b) Liens arising under the Operating Contracts and applicable Law provided that such Liens do not result from a breach or omission of the Companies under such agreements.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other organization or entity.

“Preliminary TEOM Interim Costs Statement” has the meaning set forth in Section 2.3.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Person” has the meaning set forth in Section 8.2.

Related Party Contract” means any Contract between any of the Companies, on the one hand, and Seller or any of Seller’s Affiliates (other than the Companies), or Seller’s or Seller’s Affiliates’ respective officers, directors or employees, on the other hand.

“Release” means any spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, discharging, or leaching, in each case of a Hazardous Material into the Environment.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, insurance providers, counsel, accountants, consultants, and other advisors.

“Response Action” means any action taken to investigate, abate, maintain, restore, remediate, remove or mitigate any Release of Hazardous Material (as applicable), including any action that would be a response to Environmental Law.

“ROFO Waiver” means the waiver in writing by each of the Block 7 JOA Parties of their rights under section 12.3.B of the Block 7 JOA, which copies are attached to this Agreement as Exhibit E .

“Sanctioned Person” means a Person subject to Sanctions.

“Sanctions” has the meaning set forth in Section 3.7(b)(i).

“Second Additional Payment” has the meaning set forth in Section 5.5(a).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Equity” has the meaning set forth in the preliminary statements to this Agreement.

“Seller Indemnified Person” has the meaning set forth in Section 8.3.

“Schedules” means any schedule of this Agreement.

“Software” means: (a) computer programs, and software implementation of algorithms, models and methodologies, whether in source code or object code form, and whether embodied in software, firmware, databases, software compilations or software tool sets, including, with respect to any of the foregoing, translations, ported versions, release updates, upgrades, enhancements, improvements and other modifications; and (b) any documentation, including user manuals and other training materials, for the foregoing.

“Solvent,” when used with respect to any Person as of any particular date, means that (i) the amount of the “present fair saleable value” (as such term is generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors) of its assets will, as of such date, exceed the amount of all of its Liabilities as of such date, (ii) it will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) it will be able to pay its debts as they mature

“Talos” has the meaning set forth in the preamble to this Agreement.

“Talos Block 7 Backup Guaranty” means a guaranty issued by a Qualified Issuer for the benefit of Grupo Carso, S.A.B. de C.V., in the form set forth in Exhibit D, whereby the guarantor agrees to pay twenty percent (20.0%) of all obligations pursuant to and under the Carso Parent Company Guaranty. For purposes of this definition, a “Qualified Issuer” is an Affiliate of Purchaser whose senior unsecured long-term debt (not supported by third party credit enhancement) is rated by at least two (2) of the following credit rating agencies as follows (and is not rated lower by any of the following credit agencies): (i) “BBB-” or above by S&P, (ii) “Baa3” or above by Moody’s, or (iii) “BBB-” or above by Fitch.

“Talos Parent Company Guaranty” means that certain parent company guaranty dated May 10, 2018, issued by Talos Energy, Inc. for the benefit of CNH in accordance with the Block 7 PSC in respect of the obligations of Company thereunder.

“Tax” or “Taxes” means (a) any federal, state, local, municipal, foreign or other and all taxes and similar charges, fees, duties, levies, or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof), (b) any interest, inflation adjustments, collection or enforcement fees and charges, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any of the Companies is liable to pay by Law, by Contract or otherwise, whether or not disputed.“Tax Return” means any report, return, form (including any elections, claims for refund, declarations, amendments, schedules, information returns and statements, and schedules and attachments thereto) or other information or filing supplied or required to be supplied to a Governmental Authority in connection with any Taxes.

“TE” has the meaning set forth in the preamble to this Agreement.

“TE Equity” has the meaning set forth in the preliminary statements to this Agreement.

“TEOM Interim Costs” has the meaning set forth in Section 2.3.

“Third Party Claim” has the meaning set forth in Section 8.6.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest). For the avoidance of doubt the term “Transfer Taxes” shall not include any Tax determined (in whole or in part) by reference to net income, net worth, gains, gross receipts or capital, or any Taxes imposed in lieu of such a Tax.

“Unitization Resolution” means that certain resolution (resolucion de unificacion) issued by the Ministry of Energy of Mexico (Secretaria de Energia -SENER) dated March 22, 2022, unitizing the Zama field comprised of a certain portion of the Block 7 PCS contract area and a certain portion of the area subject to the assignment title (Titulo de Asignacion) identified as AE-0005-2M-Amoca-Yaxché-03 granted by the Ministry of Energy of Mexico to Petróleos Mexicanos.

“VAT” means any value added tax, sales tax, gross receipts tax, consumption tax, goods and services tax or similar indirect tax.

“Willful Breach” means, with respect to a Party, an intentional material breach that is a consequence of an intentional act or omission undertaken or omitted by such Party with Knowledge that such act or omission constitutes a material breach of this Agreement.

Section 1.2 Other Definitional Provisions and Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses or Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other agreement or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other agreement or document. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken or period of time is to expire hereunder on or by a day that is not a Business Day, then such action may be validly taken or such period shall expire on or by the next day that is a Business Day. When computing any time period in this Agreement, the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included.

ARTICLE II

SALE AND PURCHASE OF THE EQUITY AND TE EQUITY; CLOSING

Section 2.1 Sale and Purchase of the Equity and TE Equity. On the terms and subject to the conditions contained in this Agreement, at the Closing (a) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title, and interest in and to the Equity, with full title guaranty, free and clear of all Liens (other than restrictions under applicable securities Laws, the Organizational Documents of Holding Company or pursuant to this Agreement), and (b) TE shall sell to Purchaser, and Purchaser shall purchase from TE, all of TE’s right, title, and interest in and to the TE Equity, with full title guaranty, free and clear of all Liens (other than restrictions under applicable securities Laws, the Organizational Documents of the Company or pursuant to this Agreement),

Section 2.2 Purchase Price. The purchase price for the Equity and TE Equity shall be an amount equal to Forty Nine Million Six Hundred Sixty-Five Thousand Dollars (US$49,665,000) (the “Purchase Price”). Upon the terms and subject to the conditions of this Agreement, the Purchase Price shall be paid by Purchaser to Seller in cash in Dollars in accordance with this Article II by wire transfer of immediately available funds to a bank account in the United States specified in writing by Seller prior to the Closing (“Payment Instructions”).

Section 2.3 Payment of TEOM Interim Costs. Subject to the provisions of this Section 2.3, on the thirtieth (30th) Business Day after the Closing Date Purchaser shall pay to Seller an amount equal to thirty and one tenth (30.10%) percent of all reasonable costs incurred and investments made by Company related to the business of the Company between the Execution Date and the Closing Date (the “TEOM Interim Costs”). Ten (10) Business Days after the Closing Date, Seller shall provide Purchaser with a detailed statement of the TEOM Interim Costs, together with the documentation supporting such calculation (the “Preliminary TEOM Interim Costs Statement”). Within ten (10) Business Days following receipt of the Preliminary TEOM Interim Costs

Statement, Purchaser shall deliver to Seller a written report containing all changes, if any, with explanations therefor, that Purchaser proposes to be made to the Preliminary TEOM Interim Costs Statement. The Parties shall in good faith attempt to agree on the final statement of TEOM Interim Costs (the “Final TEOM Interim Costs Statement”) as soon as possible after Seller’s receipt of Purchaser’s written report, but in all cases prior to the date that is twenty five (25) Business Days following the Closing Date. If the Final TEOM Interim Costs Statement is mutually agreed upon by the Parties, Purchaser shall pay to Seller the TEOM Interim Costs in accordance therewith on the thirtieth (30th) Business Day after the Closing Date. If Purchaser fails to deliver to Seller a written report with proposed changes to the Preliminary TEOM Interim Costs Statement within (10) Business Days following receipt thereof, the Preliminary TEOM Interim Costs Statement shall be deemed to be the Final TEOM Interim Costs Statement. If Purchaser submits in a timely manner a written report containing changes proposed to be made to the Preliminary TEOM Interim Costs Statement and the Parties fail to agree on a Final TEOM Interim Costs Statement by the twenty five (25) Business Days following the Closing Date, Purchaser shall pay to Seller all undisputed TEOM Interim Costs on the thirtieth (30th) BusinessDay after the Closing Date and payment of the disputed amounts shall be resolved in accordance with Section 9.14. Subject to the provisions of the second sentence of Section 8.10, the amount paid by Purchaser to Seller corresponding to the TEOM Interim Costs shall be treated by Purchaser and Seller as an adjustment to the Purchase Price. Payment of the TEOM Interim Costs shall be in accordance with Section 9.4.

Section 2.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place virtually (including by email) by the exchange of required closing deliveries or in person at the offices of the Purchaser located in Paseo de las Palmas 781, 1st Floor Lomas de Chapultepec III Secc, Miguel Hidalgo, C.P. 11000, Miguel Hidalgo, CDMX, Mexico, at 10:00 a.m. (Mexico Time), on the fifth (5thrd) Business Day after the date on which all the conditions set forth in Article VI have been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Seller and Purchaser may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.5 Deliveries by Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser each of the following:

(a) an executed copy of the minutes of the Holding Company’s partners meeting as of the Closing Date (the “Closing Resolutions”) prepared by the secretary of Holding Company evidencing (i) the division of the Seller Equity in order to create the Equity for transfer to Purchaser, (ii) the transfer of the Equity from Seller to Purchaser; (iii) the resignation of two (2) current Talos members of the board of managers of the Holding Company in the form set forth in Exhibit A and the appointment of two (2) replacement Grupo Carso members of the board of managers of the Holding Company;

(b) an executed copy of the minutes of the Company’s partners meeting as of the Closing Date prepared by the secretary of Company evidencing (i) the transfer of the TE Equity from TE to Purchaser and (ii) the resignation of two (2) current Talos members of the board of managers of the Company in the form set forth in Exhibit A and the appointment of two (2) replacement Grupo Carso members of the board of managers of the Company;

(c) a certificate dated as of the Closing Date and executed by an authorized officer of Seller, certifying on behalf of Seller that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(d) a certificate, dated as of the Closing Date and executed by a legal representative of Seller, certifying as to (i) the resolutions approved by the board of directors (or similar governing body) of Seller authorizing the execution, delivery, and performance by Seller of this Agreement, other documents to be delivered as provided in this Agreement, and the consummation by Seller of the transactions contemplated by this Agreement, and (ii) the names and signatures of the Representatives of Seller authorized to execute this Agreement and the other documents to be delivered by Seller under this Agreement;

(e) a duly executed counterpart by Seller of the Amended and Restated Owners Agreement;

(f) duly executed original short forms of transfer agreements evidencing the transfer of the Equity and the TE Equity for Mexican Tax purposes; and

(g) a receipt for the Purchase Price.

Section 2.6 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, or Seller shall receive, each of the following:

(a) the Purchase Price by wire transfer of immediately available funds in accordance with the Payment Instructions;

(b) (i) a copy of the last entry in the partners ledger (libro especial de socios) of the Holding Company providing for the transfer and conveyance of the Equity in favor of Purchaser, duly signed by the secretary of the board of managers of the Holding Company; and (ii) a copy of the last entry in the partners ledger (libro especial de socios) of the Company providing for the transfer and conveyance of the TE Equity in favor of Purchaser, duly signed by the secretary of the board of managers of the Company

(c) a duly executed counterpart by Purchaser of the Amended and Restated Owners Agreement;

(d) the Carso Block 7 Backup Guaranty;

(e) a certificate, dated as of the Closing Date and executed by an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(f) a certificate, dated as of the Closing Date and executed by an authorized officer of Purchaser certifying as to (i) the execution, delivery, and performance by Purchaser of this Agreement and other documents to be delivered as provided in this Agreement, and the consummation by Purchaser of the transactions contemplated by this Agreement are approved, and (ii) the names and signatures of the officers of Purchaser authorized to execute this Agreement and the other documents to be delivered by Purchaser pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Purchaser as of the Execution Date and as of the Closing Date (except as set forth on the Schedules) as follows:

Section 3.1 Organization and Authorization. Seller is validly existing and in good standing under the Laws of the jurisdiction in which it is established. Seller has all requisite organizational power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been validly authorized by all necessary organizational action by Seller. Seller has validly executed and delivered this Agreement. Assuming the valid authorization, execution, and delivery of this Agreement by Purchaser, this Agreement constitutes legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Limitations.

Section 3.2 Equity Interests Ownership.

(a) Seller directly owns and holds the Seller Equity and is the sole record and beneficial owner of the Seller Equity.

(b) Upon execution of the Closing Resolutions, the Equity will represent thirty and one tenth (30.10%) percent of the stated capital of the Holding Company.

(c) At the Closing, Seller shall transfer and deliver to the Purchaser the Equity with full title guaranty, free and clear of all Liens (other than restrictions under applicable Laws, the Organizational Documents of Holding Company or pursuant to this Agreement).

(d) The Holding Company owns ninety-nine and ninety-nine one hundredths (99.99%) percent of the capital stock of the Company represented by one equity quota with Mex$9,999.00 par value, representing the minimum fixed portion of the stated capital of the Company, and one equity quota with Mex$2,593,761,469.00 par value, representing the variable portion of the stated capital of the Company.

(e) TE owns the TE Equity.

Section 3.3 Consents; No Conflicts.

(a) Except for the COFECE Approval, the CNH Approval, the Block 7 JOA Parties Consent and the ROFO Waiver, the execution, delivery, and performance by Seller of this Agreement and the other documents contemplated hereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require any consent, approval or authorization of any Governmental Authority or any other Person.

(b) Assuming the consents, approvals and waivers described in Section 3.3(a) are obtained or given, the execution, delivery, and performance by Seller of this Agreement and the other documents contemplated hereunder, and the consummation by Seller of the transactions contemplated by this Agreement and the other documents contemplated hereunder, do not and will not (1) violate in any respects any Law or Order applicable to or binding on Seller or the Companies, (2) violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on the Equity or any of the assets of the Companies under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under any Contract to which Seller or the Companies are a party or by which Seller or the Companies are bound, or (3) violate or conflict with any of the Organizational Documents of Seller or the Companies.

Section 3.4 Organization of the Companies. Each of the Companies is (i) duly organized and validly existing under the Laws of Mexico and has all requisite corporate power and authority, (ii) duly qualified to own, lease, and operate its assets and to conduct its business as currently conducted and (iii) in good standing under the Laws of Mexico. True, registered, complete and correct copies of each of the Companies’ Organizational Documents (including all amendments or modifications made thereto), as in effect on the Execution Date, have been provided to Purchaser.

Section 3.5 Equity Interests of the Companies.

(a) The Seller Equity has been duly authorized and is validly issued, free of Liens (other than restrictions under applicable Laws, the Organizational Documents of Holding Company or pursuant to this Agreement), fully-paid, and non-assessable. Upon execution of the Closing Resolutions, the Equity will have been duly authorized, be validly issued, free of Liens (other than restrictions under applicable Laws, the Organizational Documents of Holding Company or pursuant to this Agreement), fully-paid, and non-assessable.

(b) Except for this Agreement and the other documents contemplated hereunder, (i) there are no outstanding obligations, options, warrants, rights, convertible securities, profit interests or other rights (including rights of first refusal, conversion rights, preemptive right, subscription rights, exchange rights, or call or put rights), Contracts, arrangements or commitments of any kind relating to the Seller Equity, the Equity or the Equity Interests of the Company or obligating any of the Companies or Seller to issue, transfer, sell or otherwise dispose of, redeem, purchase or otherwise acquire any Equity Interests of the Companies, including the Seller Equity, the Equity or any Equity Interests convertible into, or exchangeable or exercisable for any Equity Interests of the Companies (other than restrictions under applicable Laws, the Organizational Documents of Holding Company or pursuant to this Agreement), and (ii) there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect with respect to the voting or transfer of any of the Equity Interests of either of the Companies (including the Seller Equity or the Equity).

(c) The Holding Company’s only asset or property are Equity Interests of the Company described in Section 3.2(e). The Holding Company does not operate, own other properties, or otherwise conduct any business.

(d) The Company does not own, directly or indirectly, any Equity Interest in any Person. The Company does not operate, own properties, or otherwise conduct business, in each case, outside of Mexico.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) As of the Execution Date, Schedule 3.6(a) sets forth: (i) the audited balance sheet of the Company as of December 31, 2023, and the related audited statement of operations and cash flows for the fiscal year then ended, (ii) the unaudited balance sheet of the Holding Company as of December 31, 2023, and the related unaudited statement of operations and cash flows for the fiscal year then ended, and (iii) the unaudited balance sheet of the Companies as of September 30, 2024 (the “Balance Sheet Date”), and the related unaudited statements of operations and cash flows for the nine month period then ended (the foregoing financial statements, collectively, the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with Mexican NIF, consistently applied, and present a true, correct and complete and fair view, in all material respects, of the financial condition and results of operation of the Companies as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited balance sheets as of September 30, 2024, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and, in the case of the unaudited balance sheets, the absence of footnotes (that, if presented, would not differ materially from those presented in the audited annual Financial Statements). The Financial Statements, where required by applicable Law, have been (i) filed and laid before the Companies’ board of managers or any other competent governing body (as applicable) in a general meeting as required under their Organizational Documents, (ii) duly approved and adopted by the board of managers or any other competent governing body (as applicable), and (iii) validly signed by a duly authorized signatory, in each case in accordance with applicable Law and the relevant Organizational Documents.

(c) The Companies do not have any Liabilities or outstanding Indebtedness of a type that would be required to be included on the Financial Statements prepared in accordance with Mexican NIF, except for Liabilities or Indebtedness (i) shown on the Financial Statements or (ii) that have arisen since the Balance Sheet Date in the Ordinary Course of Business consistent with past practice.

Section 3.7 Absence of Certain Changes. Except as set forth on Schedule 3.7, since the Balance Sheet Date (a) each of the Companies has conducted its business in the Ordinary Course of Business and consistent in all material respects with past practices and (b) there has not occurred any event, change, occurrence, or circumstance that, individually or in the aggregate with any other events, changes, occurrences, or circumstances, has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8 Title to Participating Interests. The Company has good and valid title to the Participating Interests, free and clear of any Lien (except for Liens arising in the Ordinary Course of Business consistent with past practices or under the Operating Contracts and applicable Law), and Company has (in proportion to its Participating Interest only) all rights and interest of “Contratista” under the Block 7 PSC and of “Empresa” under the Unitization Resolution.

Section 3.9 Assets. Each of the Companies owns, leases or otherwise has a right over all tangible assets used or necessary to conduct its business in the Ordinary Course of Business and to fulfill its obligation under the Material Contracts and the Operating Contracts. Each such tangible assets have been maintained in accordance with normal industry practice, is in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are being used. Each of the Companies has the proper documentation, including import declarations, “pedimentos” and invoices that evidence the lawful stay of such tangible assets in Mexico.

Section 3.10 Real Property. The Companies do not own any real property. Except as provided in Schedule 3.10, the Company does not lease any real property.

Section 3.11 Taxes.

(a) All Tax Returns of the Companies that are required by applicable Law to be filed before the Closing Date by the Companies have been filed or will be filed in a timely manner (within any applicable extension periods). The information provided on such Tax Returns is or will be true, correct and complete in all material respects. All Taxes required to be paid by the Companies on or before the Closing Date have been or will be timely paid in full. There are no Liens for Taxes upon the Companies or their assets, except Liens for or in respect of Taxes or other governmental charges that are not yet delinquent (or which may be paid without interest or penalties) or the validity of which are being contested in good faith by appropriate Legal Proceedings.

(b) The Companies (i) have complied with all applicable Laws relating to the payment, reporting and withholding of Taxes from payments made to any Person and (ii) have, within the time and in the manner prescribed by applicable Law, withheld from such payments and timely paid over to the proper Governmental Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, except, in each case (i) and (ii) where failure to do so would not result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date.

(c) (i) No Tax Return of the Companies is being examined or audited by any Tax authority with respect to any Taxes due from or with respect to the Companies and (ii) the Companies have not received from any Governmental Authority any: (x) written notice indicating an intent to open a Tax audit or other review; (y) written request for information related to Tax matters; or (z) written notice of deficiency or proposed Tax adjustment, in each case which has not been resolved as of the Execution Date. No claim or Legal Proceeding has been threatened in writing against the Companies in respect of any Tax (including any Tax filing or Tax reporting obligation).

(d) The Companies have not (i) executed, or agreed to a request from a Governmental Authority that the Companies execute, a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which waiver or consent remains outstanding, and no such waiver or consent is pending; or (ii) received or applied for a ruling relating to Taxes which could be binding on Purchaser or the Companies after the Closing.

(e) The Companies do not have any actual or potential Liability for the Taxes of any Person as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group, by operation of Law, as a transferee or successor, by Contract or otherwise.

(f) No claim has been made by a Governmental Authority in a jurisdiction where the Companies do not file Tax Returns that the Companies are or may be subject to taxation by such jurisdiction.

(g) Each of the Companies is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order (each, a “Tax Incentive”), except where failure to do so would not result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date. No submission made to any Governmental Authority in connection with obtaining any Tax Incentive contained any material misstatement or omission.

(h) The Companies have not entered into a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4.

(i) The Companies are not a party to any Tax sharing agreements pursuant to which it will have any obligation to make any payments after the Closing.

(j) Except as disclosed in any Tax Return of the Companies, all intercompany transactions carried out among Seller, its Affiliates and/or any of their related parties, on the one hand, and either of the Companies on the other hand, have been carried out under market conditions, in compliance with transfer pricing regulations and applicable Law, and the Companies have in place all Books and Records for the intercompany agreements and transfer pricing;

(k) The Companies have retained all Books and Records required to support the availability and computation of their Tax Losses, Tax credit positions, capital contributions account, after-tax earnings account, and other positions which may result in Tax benefits and other Tax advantages under applicable Tax Laws (including Tax compliance reports, Tax Returns, applicable board of managers minutes, capital contribution receipts, bank statements, and working papers or memos supporting annual and monthly Tax Return calculations), and such Books and Records are true and correct and have been prepared in accordance with applicable Tax Laws.

(l) Except as set forth on Schedule 3.11(l), each of the Companies has duly complied with its electronic tax accounting filing obligations and has in place all Books and Records to support such filings as required under applicable Mexican Tax Laws.

(m) All capital contributions made by the Seller or its Affiliates to the Holding Company have been properly funded and effectively paid in accordance with applicable Mexican Tax Laws. All capital contributions made by the Holding Company to Company have been properly funded and effectively paid in accordance with applicable Mexican Tax Laws.

(n) The Companies are Mexican residents for tax purposes, without a permanent establishment abroad.

(o) The Companies have (i) satisfied all VAT registration requirements, (ii) made, given, obtained, and kept up to date, proper records, invoices and documents appropriate or required for the purposes of VAT and has preserved such records, invoices, and documents in such form and for such period as required for the purposes of VAT and (iii) complied with all other applicable VAT legislation and in particular has filed all VAT Tax Returns and made all payments of VAT on a timely basis.

(p) The Seller has made available to the Purchaser copies of the tax compliance opinion letters (“Opinión del Cumplimiento de Obligaciones Fiscales”) of the Companies issued by the applicable Governmental Authority.

(q) The Companies are not listed either preliminarily or definitively in the publication referred to in Article 69-B of the Mexican Federal Fiscal Code.

(r) The Companies have not executed or entered in any transaction with taxpayers listed either preliminarily or definitively in the publication referred to in Article 69-B of the Mexican Federal Fiscal Code.

(s) The Companies are not and had not been a party to any “listed transaction” as defined in Section 6, Article 199 of the Mexican Federal Fiscal Code — “Mandatory Disclosure Rules”.

(t) The Companies have not executed or participate in legal transactions with no business purpose, generating a direct or indirect tax benefit, as defined under Article 5A of the Mexican Federal Fiscal Code.

(u) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.11 are the only representations and warranties being made by Seller with respect to Taxes.

Section 3.12 Legal Proceedings and Orders.

(a) Except as set forth on Schedule 3.12(a), (i) there are no Legal Proceedings or Orders pending against any of the Companies or threatened in writing to either of the Companies, that if determined adversely to either of the Companies, would reasonably be expected to impair the ability of the Companies (taken as a whole) to operate in the Ordinary Course of Business or result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date; and (ii) there is no Legal Proceeding by either of the Companies pending against another Person.

(b) There are no Legal Proceedings or Orders pending or threatened in writing by or against Seller which impair or would be reasonably expected to impair the ability of Seller to consummate the transactions contemplated hereby, or to perform its obligations hereunder.

Section 3.13 Environmental, Health and Safety Matters.

(a) The Companies (i) are and at all times have been in compliance with all Environmental Laws, Occupational Safety and Health Laws and (ii) hold possession of all Permits necessary for the conduct of their business and are in compliance in all respects with the terms and conditions thereof, except in each case (i) and (ii) where failure to do so would not (x) impair the ability of the Companies (taken as a whole) to operate in the Ordinary Course of Business or (y) result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date.

(b)  None of the Companies has received any inspection visit, written notice, report, or other information regarding any actual or alleged violation of any Environmental Laws, Occupational Safety and Health Laws from a Governmental Authority, including any investigatory, remedial, clean-up or corrective obligations relating to Contamination caused to the Environment and attributable to the Companies; nor have the Companies been subject to fines or infractions for violations to Environmental Laws, Occupational Safety and Health Laws. The Companies are not undertaking or have planned any investigation, remedial action or other works in respect to any Hazardous Material present or allegedly present in soil, sub-soil, surface, water or ground water.

(c) The Companies have not received legal or administrative actions, threats to initiate any kind of procedure or possible lawsuit against the Companies by neighbors or any other individual or group related to environmental conditions or Contamination.

(d) The Companies have not generated, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, released or placed any Hazardous Materials at any location in a manner reasonably likely to result in Contamination under any Environmental Law and that as a consequence may require of a Response Action. The Companies have treated, stored, disposed of, transported, handled, generated, or released any Hazardous Materials within property or other property or facility currently or previously owned, leased, operated, or controlled by any of the Companies in compliance with Environmental Law.

Section 3.14 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.14(a), (i) each of the Companies is conducting its business and is in compliance with all applicable Laws, except where the failure to be so in compliance would not impair the ability of the Companies (taken as a whole) to operate in the Ordinary Course of Business, or result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date and (ii) there is no fact, circumstance or matter that constitutes or may constitute a material violation of any applicable Laws by the Companies, or that gives or may give rise to an obligation on the part of the Companies to undertake, or to bear all or a portion of the costs of any remedial acts of any nature. The Companies have not received any written notice or, to Seller’s Knowledge, oral notice, from a Governmental Authority alleging that any of the Companies is not in material compliance with, or in a potential material violation of, any applicable Law, and there are no pending hearings or, to Seller’s Knowledge, investigations or other actions with respect to any such violation.

(b) The Companies have obtained and complied with all Permits, including those required by the Block 7 PSC and the Unitization Resolution, necessary for the lawful ownership of the Participating Interests, the conduct of its business, the activities under the Block 7 PSC and the Unitization Resolution and the use of its properties and assets, as conducted and used as of the Execution Date, except where the failure to obtain and comply with such Permits would not impair the ability of the Companies (taken as a whole) to operate in the Ordinary Course of Business, or result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date. Each of such Permits is valid and subsisting. The operation of the Companies’ business and the activities under the Block 7 PSC and the Unitization Resolution as currently conducted is not in material violation of, nor are the Companies in material default or violation under, any such Permit. The Companies have not received any written notice or, to Seller’s Knowledge, oral notice, from a Governmental Authority alleging any material violations of such Permits by any of the Companies. To Sellers’ Knowledge, as of the Execution Date no event has occurred that, with or without notice or lapse of time or both, would be expected to result in the revocation, suspension, lapse, or limitation of any such Permit.

(c) Neither Seller, the Companies nor any of their directors, officers, employees, agents, consultants and other advisors acting at their direction have (1) violated the U.S. Foreign Corrupt Practices Act of 1977 or any other Applicable Mexican Laws relating to the prevention of bribery and corruption, money laundering, the prevention of terrorism and export/import controls (all such Laws, “Anticorruption Laws”), or (2) received any written notice from any Governmental Authority with respect to any actual, potential or alleged violation of any Anticorruption Law. Seller and the Companies have maintained policies and procedures designed to ensure compliance by the Companies with such Anticorruption Laws. For purposes of this Section 3.14(c) the term “Applicable Mexican Laws” includes, without limitation, the Mexican Federal Law for the Prevention and Identification of Operations with Resources of Unlawful Origin (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita), the Mexican Federal Anti-Corruption Law in Public Procurement (Ley Federal de Anticorrupción en Contrataciones Públicas), the Mexican Federal Criminal Code (Código Penal Federal), and the Mexican Federal Law on the Administrative Responsibilities of Public Officials (Ley Federal de Responsabilidades Administrativas de los Servidores Públicos).

Section 3.15 Related Party Contracts. Schedule 3.15 sets forth a true, complete and correct list of the Related Party Contracts executed by the Companies. Each of the Related Party Contracts was executed and is performed (i) under business dealings conducted in the Ordinary Course of Business on terms and conditions as favorable to the Companies as would have been obtained by it at the time in a comparable arm’s-length transaction; (ii) in accordance with applicable Law and supported by the corresponding transfer pricing study; and (iii) under fair market conditions. To Seller’s Knowledge, any payments made under the Related Party Contracts are tax deductible for the Companies. The services and/or goods rendered and/or acquired under the Related Party Contracts were and are necessary for the Companies’ businesses.

Section 3.16 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.17 Bank Accounts. Schedule 3.17 sets forth a true, complete and correct list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Companies maintain safe deposit boxes, checking accounts, or other accounts of any nature.

Section 3.18 Sanctions.

(a) None of Seller or either of the Companies is, or is 50%-or-more owned by, or otherwise Controlled by, a Sanctioned Person or, to Seller’s Knowledge, has engaged in any transaction or business with a Sanctioned Person that was not permissible pursuant to a license, exemption or other authorization granted or promulgated by the relevant sanctions’ authority. No officer or director of Seller or either of the Companies is a Sanctioned Person.

(b) (1) Each of the Companies and Seller is in material compliance, and in the five (5) year period prior to the Execution Date has been in material compliance, with any applicable Mexican economic sanctions Laws and all applicable Laws administered and enforced by the U.S. government (including the Department of Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, and the Department of State) (collectively, “Sanctions”) and, (2) in the five (5) year period prior to the Execution Date, to Seller’s Knowledge, the directors and officers of each of the Companies and Seller (a) are not located, organized or resident in a country or territory that is the target of comprehensive territorial Sanctions, and (b) are not engaged in any dealings or transactions in violation of any Sanctions, or in any country or territory that is the subject of comprehensive territorial Sanctions.

Section 3.19 Bankruptcy.

(a) There is no bankruptcy or receivership Legal Proceeding pending before any Governmental Authority or being contemplated by or, to Seller’s Knowledge, threatened against Seller or either of the Companies. Seller and each of the Companies are Solvent, and have not stopped paying their debts as they fall due.

(b) Seller is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud present or future creditors of Seller or any Affiliate of Seller.

Section 3.20 Intellectual Property & Software Each of the Companies owns or otherwise has the valid and legally enforceable right to use all Intellectual Property owned, created, acquired, licensed or used by any of the Companies and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any respect. The Companies’ Intellectual Property constitutes all of the Intellectual Property that is currently used by any of the Companies and/or which is necessary to conduct the businesses of the Companies in the Ordinary Course of Business. To Sellers’ Knowledge, no Person has infringed or misappropriated any of the Companies’ Intellectual Property. None of the Companies has commenced or threatened any Legal Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Companies’ Intellectual Property or breach of any Contract involving the Companies’ Intellectual Property. To Seller’s Knowledge, neither the conduct of the businesses of the Companies nor any of the Companies’ creation, use, license, or other transfer of the Companies’ Intellectual Property infringe or misappropriate any other Person’s Intellectual Property in any respect. None of the Companies has received written notice of any pending or threatened Legal Proceeding or any claim in which any Person alleges that any of the Companies, its business or the Companies’ Intellectual Property has violated any Person’s Intellectual Property rights in any respect. As of the Execution Date, there are no pending disputes between any of the Companies and any other Person relating to the Companies’ Intellectual Property. The Software is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in the business of the Companies.

Section 3.21 Contracts.

(a) Schedule 3.21 sets out a true, accurate and complete list of the following Contracts to which any of the Companies is a party as of the Execution Date (“Material Contracts”):

(i) Contracts that (A) provide for payment or receipt by either of the Companies of annual amounts exceeding One Million Dollar ($1,000,000) during the twelve (12)-month period ending April 30, 2023 or (B) reasonably expected to involve consideration of more than One Million Dollar ($1,000,000) in the aggregate over the twelve (12)-month period after the Execution Date;

(ii) Contracts that (A) limit or purport to limit the ability of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) contain exclusivity obligations or similar restrictions, (C) include any “most favored nation” terms and conditions (including with respect to pricing) or minimum purchase obligations, or (D) prohibit, limit or restrict in any way any of the Companies from hiring employees of any other Person;

(iii) joint venture, partnership, investment, strategic alliance agreements or other similar agreements with any Person;

(iv) Contracts that provide for the disposition or acquisition of material assets or properties by any of the Companies, or any merger or business combination with respect to the Companies;

(v) any Contract that provides a third party a right of first refusal, right of first offer, right of purchase, option to purchase or similar restriction or obligation that is material to the business of the Companies and to which an of the Companies is a party or is otherwise bound;

(vi) any Contract that provides a third party with the right to terminate the relevant contract upon consummation of the transaction contemplated hereby;

(vii) any Contracts that provide for, as their primary purpose, the indemnification by the Company of any Person or the assumption of any liability of any Person;

(viii) Contracts with any Governmental Authority;

(ix) Contracts with Pemex regarding the marketing of hydrocarbons produced from the Zama field; and

(x) Contracts containing mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to any debt, other than accounts receivables and payables in the Ordinary Course of Business.

(b) All Material Contracts were obtained and are maintained in accordance with applicable Laws. The Companies are not in material breach of, or default under, any Material Contract, nor, to Seller’s Knowledge, is any other party to a Material Contract in material breach of or in default thereunder in any respect. To Seller’s Knowledge, any payments made there under Material Contracts are tax deductible for the Companies.

(c) Each of the Material Contracts is in full force and effect with respect to, and constitutes a legal, valid and binding obligation of, and is enforceable by, the Company and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms, except as enforcement may be limited by the Enforceability Limitations.

(d) Complete and correct copies of the Material Contracts (including all amendments or modifications made thereto), as in effect on the Execution Date, have been provided to Purchaser.

(e) The Holding Company is not a party to any Contract except for consulting arrangements relating to tax and accounting matters in the Ordinary Course.

Section 3.22 Operating Contracts. As of the Execution Date, (a) the Company is not in material breach of, or default under, the Operating Contracts, nor, to Seller’s Knowledge, is any other party to the Operating Contracts in breach of or default under the Operating Contracts, (b) the Company has not received any written notice, or, to Seller’s Knowledge, oral notice, from any other party to the Operating Contracts alleging a default by the Company under the Operating Contracts that, if uncured, will result in a termination of the Operating Contracts, and (c) the Company has complied with its obligations under the Operating Contracts, except where the failure to be so in compliance would not (i) impair the ability of the Companies (taken as a whole) to operate in the Ordinary Course of Business, (ii) impair the ability of Seller to consummate the transactions contemplated hereby, or to perform its obligations hereunder (iii) if uncured, result in a termination of the Operating Contracts or (iv) result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date.

Section 3.23 Labor and Employment

(a) Except as set forth in Schedule 3.23, neither of the Companies has any employees.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will give rise to any Liability of either of the Companies to any Person or trigger any obligation to pay any transaction-related bonuses or fees.

(c) There are no unfair labor practice charges or complaints against either of the Companies nor, to the Seller’s Knowledge, is any such charge, complaint, grievance or Legal Proceeding threatened.

(d) None of the Companies has any direct or indirect Liability, whether absolute or contingent, with respect to the misclassification of any individual as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, and each of the Companies has complied with all applicable Laws relating to the subcontracting, insourcing or outsourcing of all its contractors, including the Mexican Labor Subcontracting Reform, except where the failure to be so in compliance would not impair the ability of the Companies (taken as a whole) to operate in the Ordinary Course of Business, or result in a Liability to the Companies (taken as a whole) in an amount greater than five percent (5%) of the consolidated assets of the Companies as reflected in the Financial Statements of the Companies as of the Balance Sheet Date.

Section 3.24 Credit Support. Except for the Talos Parent Company Guaranty, neither of the Companies nor any Affiliate thereof has issued any bonds, letters of credit or other similar credit support instruments with respect to the obligations of either of the Companies.

Section 3.25 Books and Records. All Books and Records of the Companies are being maintained and have been maintained in accordance with all applicable Laws in all material respects and in the Ordinary Course of Business consistent with past practice. The minute books of the Companies contain true, complete and accurate records of all meetings and accurately reflect all other material actions taken by the (a) members or other equity holders and (b) board of managers, officers, or similar governing body and all committees of the Companies.

Section 3.26 Liens. Except as set forth in Schedule 3.26, there does not exist any Lien with respect to any of the assets owned by the Company other than (i) Permitted Liens and (ii) Liens arising in the normal course of business under the Material Contracts for amounts not yet due or the validity or amount of which is being contested in good faith by appropriate Legal Proceedings and for which adequate reserves have been established and are accurately reflected in the Financial Statements in accordance with the Accounting Principles.

Section 3.27 Insurance. Schedule 3.27 sets out a true, accurate and complete list of as of the date of this Agreement of all insurance policies maintained by any of the Companies as required under the Material Contracts, the Operating Contracts or applicable Law. All such insurance policies are in full force and effect and all premiums due and payable under such policies have been paid and each the Companies is otherwise in compliance with the terms thereof. As of the Execution Date, the Seller has no Knowledge of any threatened termination of any such policy. As of the Execution Date, there are no pending claims by any of the Companies against their insurance policies of any nature whatsoever, including but not limited claims for property damage, product liability, or professional liability of directors and officers of the Companies.

Section 3.28 No Additional Representations or Warranties. Except as set forth in this Article III, none of Seller or any of its Affiliates, including the Companies, or any of their respective Representatives has made, or is making, any representation or warranty, express or implied, regarding the Companies, their properties, assets, condition (financial or otherwise), results of operations, Liabilities, business prospects, the Seller Equity, the TE Equity or the Equity, and Seller hereby disclaims any such other representations and warranties, including any representations or warranties with respect to i) merchantability or fitness for any particular use or purpose, ii) the probable success or profitability of the Company’s business after the Closing, iii) any projections, forecasts, or forward-looking statements provided or made to Purchaser, its Affiliates, or their respective Representatives, or iv) any memoranda, charts, summaries, schedules, or other information about the Company or its business provided to Purchaser, its Affiliates, or their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following as of the Execution Date and as of the Closing Date:

Section 4.1 Organization and Authorization. Purchaser is legally incorporated and validly existing and in good standing under the Laws of the jurisdiction in which it is established. Purchaser has all requisite organizational power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been validly authorized by all necessary organizational action by Purchaser. Purchaser has validly executed and delivered this Agreement. Assuming the valid authorization, execution, and delivery of this Agreement by Seller, this Agreement constitutes legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Section 4.2 Consents; No Conflicts.

(a) Except for the COFECE Approval, the CNH Approval, the Block 7 JOA Parties Consent and the ROFO Waiver, the execution, delivery, and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, do not and will not require any consent, approval or authorization of any Governmental Authority or any other Person.

(b) Assuming the consents, approvals and waivers described in Section 4.2(a) are obtained or given, the execution, delivery, and performance by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated by this Agreement, do not and will not (1) violate any Law or Order applicable to or binding on Purchaser, (2) violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the assets of Purchaser under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser is bound, or (3) violate or conflict with any of the Organizational Documents of Purchaser.

Section 4.3 Legal Proceedings. There are no Legal Proceedings pending or threatened by or against Purchaser which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.4 Availability of Funds; Qualification.

(a) Purchaser has as of the Execution Date, and will have at the Closing, sufficient cash, available lines of credit, or other sources of immediately available funds to enable Purchaser to pay when due the Purchase Price and all other amounts required to be paid by Purchaser under this Agreement, to pay all related fees and expenses in connection with this Agreement, and to otherwise consummate the transactions contemplated by this Agreement.

(b) Purchaser is not disqualified (and completing the transactions contemplated by this Agreement will not cause Purchaser to be disqualified) by any Law from owning the Equity, the TE Equity or indirectly owning Equity Interests and assets of the Company. To Purchaser’s Knowledge, no fact or circumstance would hinder or impede a Governmental Authority, if required by any Law, from unconditionally approving, or allowing without modification or delay, the transactions contemplated by this Agreement.

Section 4.5 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any Affiliate of Purchaser.

Section 4.6 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, assuming the representations and warranties set forth in Article III are true and correct, Purchaser will be Solvent. Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud present or future creditors of Purchaser or any Affiliate of Purchaser.

Section 4.7 Sanctions; Anticorruption Laws.

(a) Purchaser is not, and is not 50%-or-more owned or Controlled by, a Sanctioned Person, or has engaged in any transaction or business with a Sanctioned Person that was not permissible pursuant to a license, exemption or other authorization granted or promulgated by the relevant Sanctions authority. No Purchaser officer or director, or the officer or director of a Purchaser Affiliate, is a Sanctioned Person.

(b) Purchaser (i) is in material compliance and in the five (5) year period prior to the Execution Date has been in material compliance with any applicable Sanctions, and (ii) in the five (5) year period prior to the Execution Date, Purchaser and, to Purchaser’s Knowledge, its directors and officers (A) are not located, organized or resident in a country or territory that is the target of comprehensive territorial Sanctions, or (B) are not, to Purchaser’s Knowledge, engaged in any dealings or transactions in violation of any Sanctions, or in any country or territory that is the subject of comprehensive territorial Sanctions.

(c) Neither Purchaser nor any of its directors, officers, employees, agents, consultants and other advisors acting at its direction have (i) violated the Anticorruption Laws, or (ii) received any written notice from any Governmental Authority with respect to any actual, potential or alleged violation of any Anticorruption Law. Purchaser has maintained policies and procedures designed to ensure compliance by Purchaser with such Anticorruption Laws.

Section 4.8  Reliance.

(a) Purchaser acknowledges that, in entering into this Agreement and agreeing to proceed with the consummation of the transactions contemplated by this Agreement, it has relied solely on the representations and warranties of Seller set forth in Article III and transaction documents contemplated hereunder.

(b) Purchaser acknowledges that, except for the express representations and warranties of Seller set forth in Article III and transaction documents contemplated hereunder, none of Seller, or any Affiliate of Seller, including the Companies, or any of their respective Representatives, has made, or is making, any representation or warranty, express or implied, regarding either of the Companies, their properties, assets, condition (financial or otherwise), results of operations, Liabilities, prospects, the Seller Equity, the TE Equity or the Equity, including but not limited to any representations or warranties with respect to (i) merchantability or fitness for any particular use or purpose, (ii) the probable success or profitability of the business of the Company after the Closing, (iii) any projections, forecasts, or forward-looking statements provided or made to Purchaser, its Affiliates, or their respective Representatives, or (iv) any memoranda, charts, summaries, schedules, or other information about the Companies or the transactions contemplated by this Agreement (including any information, documents, or materials provided to any such Persons, whether orally or in writing, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Representatives, or any other form in connection with the transactions contemplated by this Agreement) (collectively, the “Business Information”) provided to Purchaser, its Affiliates or their Representatives. Purchaser agrees for itself that none of Seller, any of its Affiliates, or any of their respective Representatives will have any Liability to Purchaser, its Affiliates or their Representatives relating to or resulting from the use of the Business Information or any errors, inaccuracies, or omissions in the Business Information, or for any other matter relating to the transactions contemplated by this Agreement, except for any Liability resulting from any indemnity obligations expressly set forth in this Agreement (but subject to the limitations set forth in this Agreement) or except in case of fraud or Willful Breach by Seller in relation to its express representations and warranties contained in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business prior to the Closing. Subject to the provisions of the Companies’ Organizational Documents and this Agreement, Seller covenants and agrees to cause the Companies to conduct their businesses in the ordinary course and consistent with past practices.

Section 5.2 Consents and Regulatory Filings.

(a) The Parties agree that the COFECE Approval and the CNH Approval are required for the consummation of the transactions contemplated in this Agreement and that Seller and Purchaser shall be jointly responsible for making the regulatory filings with COFECE and CNH to obtain the COFECE Approval and the CNH Approval. Notwithstanding, the Parties agree that Purchaser shall take the primarily role for making the regulatory filing with COFECE to obtain the COFECE Approval and Seller shall take the primarily role for making the regulatory filing with CNH to obtain the CNH Approval. Each Party shall cooperate in good faith with each other to (i) make, as soon as is reasonably practicable following the Execution Date, all regulatory filings with COFECE and the CNH, (ii) respond as promptly as reasonably practicable to inquiries from COFECE and the CNH, as applicable, and supply as promptly as reasonably practicable such information or documentation as may be requested by COFECE and the CNH, as applicable, in connection with the transactions contemplated by this Agreement or the Parties and their Affiliates, and (iii) subject to Section 5.2(c), use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement by the Outside Date.

(b) The Parties shall use reasonable efforts to cooperate in good faith with each other and act with diligence in all matters related to the COFECE Approval and the CNH Approval. Each Party agrees to furnish to the other Party such information and assistance as such Party may reasonably request in connection with its preparation of any filings to obtain the COFECE Approval and the CNH Approval, including notarial sworn statements or any other public deed that may be required by the COFECE and/or the CNH, as applicable. Each

Party shall (i) keep the other Party apprised of the status of matters relating to the COFECE Approval and/or the CNH Approval, including promptly furnishing the other Party with copies of notices or other communications received by such Party from, or given such Party to, COFECE and/or the CNH with respect to the COFECE Approval and/or the CNH Approval, (ii) when practicable, permit the other Party to review and consider in good faith the other Party’s reasonable and timely comments in any communication to be given to COFECE, CNH or any Governmental Authority with respect to the COFECE Approval and/or the CNH Approval, and (iii) when practicable, consult with the other Party in advance of any meeting or substantive discussion relating to the transactions contemplated by this Agreement, either in person or by telephone or electronic exchange, with COFECE, CNH or any Governmental Authority in connection with the proposed transactions, the COFECE Approval and/or the CNH Approval. For the avoidance of doubt, neither Party shall be an agent or representative of the other Party, nor shall have any authority to bind the other Party, on any matter related to the COFECE Approval and/or the CNH Approval.

(c) The Parties shall negotiate and coordinate with each other in good faith about mitigation measures, remedies or conditions to be offered by any Party to the COFECE, CNH or other Governmental Authority in relation to obtaining the COFECE Approval and/or the CNH Approval, and review any of them that might be ordered, proposed or recommended by COFECE or CNH or requested by a Governmental Authority; provided, however, that no Party nor any of its Affiliates shall be required to (i) accept any proposal, recommendations or request of mitigation measures, remedies or conditions as they may relate to them or their respective businesses or assets (other than the Company), (ii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) license, divest or otherwise hold separate (including by establishing a trust or otherwise), or take or refrain from taking any other action (or otherwise agreeing to do any of the foregoing), or agree to any restriction or condition, with respect to any of their or any of its Affiliates’ businesses, assets or properties, or (iv) litigate.

(d) Each party shall be responsible to pay all its legal or other advisor fees in connection with the COFECE Approval and/or the CNH Approval, except for the government fees (derechos) and other related out of pocket expenses necessary to obtain the COFECE Approval and/or the CNH Approval that will be paid equally 50/50 by Seller and Purchaser.

(e) Except as otherwise provided in this Section 5.2, nothing herein shall preclude any of the Parties or their respective Affiliates from timely making or giving any filings or notices with any Governmental Authority in the ordinary course of business, either related or not related to the transactions contemplated by this Agreement, as required by applicable Law.

(f) The Parties shall cooperate with each other and use reasonable best efforts to obtain the Block 7 JOA Parties Consent. Each of Purchaser and Seller shall use reasonable best efforts to comply with any requirements or reasonable requests by the Block 7 JOA Parties for purposes of obtaining the Block 7 JOA Parties Consent.

Section 5.3 Confidentiality. Each Party shall hold confidential the terms and provisions of this Agreement and the terms of the transactions contemplated by this Agreement. Each Party undertakes to treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the negotiation of, or the provisions or subject matter of, any of the transaction documents contemplated hereunder, the books and records of the Companies, and any claim or potential claim thereunder or which relates to the other Party, its Affiliates and the businesses carried on by each of them. Each Party undertakes to cause its Affiliates and its and their respective directors, employees and Representatives to comply with this Section 5.3 as if they were a party to this Agreement. Any disclosures or public announcements relating to the execution of, or consummation of the transactions provided in, this Agreement shall be subject to the provisions of Section 9.8.

Section 5.4 Taxes.

(a) Seller shall be bear and be responsible for any net income, net worth, gains, gross receipts or capital, or any other Taxes related to the transactions contemplated under this Agreement, and Seller shall be responsible for the payment thereof pursuant to applicable Law.

(b) The Parties agree and acknowledge that no Transfer Taxes are payable in relation to the transactions contemplated under this Agreement.

(c) Seller will pay Mexican income tax on capital gains resulting from the sale of the Equity pursuant to this Agreement, according to the option contained in Article 161, sixth paragraph of the MITL. Seller will provide Purchaser with all documentation to prove that Seller is in compliance with the content of Article 161, sixth paragraph of the MITL and all related requirements provided for in the applicable legal provisions.

Section 5.5 Additional Payment.

(a) Subject to first oil production commencing as part of the Regular Commercial Production (as defined in the Block 7 PSC) from the Zama field pursuant to the Unitization Resolution (the “Additional Payment Event”), which requires the compliance of obligations established in the Block 7 PSC and the Unitization Resolution by third parties not party to this Agreement, Purchaser agrees to pay to Seller the amount of Thirty Three Million One Hundred Ten Thousand Dollars (US$33,110,000) (“Second Additional Payment”) in full in Dollars by wire transfer of immediately available funds to a bank account in the United States specified in writing by Seller. Such payment shall be due and payable by Purchaser on or before the fifteenth (15th) Business Day after written notice by Seller to Purchaser of the occurrence of the Additional Payment Event. For the avoidance of doubt, if such third-party’s obligations and oil production fail to occur, Purchaser shall not be obligated to pay the Second Additional Payment to Seller.

(b) If the Second Additional Payment Event does not occur prior to the Closing Date hereunder, the provisions of this Section 5.5 shall be incorporated into the Amended and Restated Owners Agreement in accordance with the provisions set forth in Appendix II to the Amended and Restated Owners Agreement, and any payment by Purchaser to Seller of the Second Additional Payment shall be made and shall be solely subject to the provisions of the Amended and Restated Owners Agreement. For the avoidance of doubt, the aggregate payment payable by Purchaser under Appendix II to the Amended and Restated Owners Agreement shall be US$83,010,000.

Section 5.6 Actions on the Closing Date and Post-Closing Actions.

(a) On or as soon reasonably possible after the Closing Date, Purchaser shall cause the Companies to submit the minutes of each Holding Company’s and Company’s partners meeting referred to in Section 2.5(a) and (b) for formalization as a public deed by a notary public and, subsequent registration, and thereupon deliver a certified copy thereof to Seller.

(b) Purchaser agrees to promptly cooperate in good faith and provide Seller and the Company all such information and documentation concerning Purchaser and its Affiliates, as may be reasonably required by the CNH or otherwise necessary under applicable Law, to enable Seller and the Company to prepare and submit not later than the 30th day following the Closing, the necessary filings or information for the purposes of providing notice to CNH with respect to the indirect change in the capital structure of the Company pursuant to section 24.2 of the Block 7 PSC and article 24 of the Guidelines.

(c) For purposes of delivering the CNH notice referred to in Section 5.6(b),

(i) each Party agrees to execute the notarial sworn statements or any other public deed that may be required by the CNH;

(ii) each Party agrees to cooperate and act with diligence and good faith throughout the procedure before the CNH;

(iii) the Parties agree to use reasonable efforts to (A) provide CNH the Carso Parent Company Guaranty to replace the Talos Parent Company Guaranty, (B) obtain the release or return of the Talos Parent Company Guaranty; and (C) amend the Block 7 PSC in order to remove and replace Talos Energy LLC and/or Talos Energy Inc. as joint obligor(s) under the Block 7 PSC with Purchaser’s guarantor. The Parties agree that Seller shall take the primarily role with the CNH for such a purpose. Seller agrees to inform Purchaser of any summons, notice, information requirement or other communication from the CNH received by Seller and the fact that any of such requirements has been responded or such summons have taken place; and

(iv) each Party agrees to coordinate with the other Party in the participation in meetings, discussions, negotiations or any communication or presentation with or to the CNH.

(d) Upon receipt and acceptance by the CNH of the Carso Parent Company Guaranty and the release and return of the Talos Parent Company Guaranty as provided in Section 5.6(c)(iii)(A) and (B), Seller agrees to (i) return to Purchaser and terminate the Carso Block 7 Backup Guaranty, and (ii) provide and deliver to Purchaser the Talos Block 7 Backup Guaranty.

(e) In the event CNH does not agree to substitute the Carso Parent Company Guaranty for the Talos Parent Company Guaranty, the Carso Block 7 Backup Guaranty shall remain outstanding.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Seller and Purchaser) of the following conditions as of the Closing Date:

(a) no Governmental Authority of competent jurisdiction shall have entered, issued, promulgated or enforced any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise expressly restraining or preventing the consummation of such transactions; and

(b) the COFECE Approval and the CNH Approval have been issued, or expiration of the applicable waiting period and any extensions thereof shall have expired and the tacit approval certificate (constancia de afirmativa ficta) shall have been issued.

(c) the Block 7 JOA Parties Consent has been obtained.

Section 6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) of the following additional conditions as of the Closing Date:

(a) (1) the Fundamental Representations of Seller contained in this Agreement shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date) and (2) other than the Fundamental Representations, the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Execution Date and on and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Seller shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Seller under this Agreement on or prior to the Closing Date;

(c) Since the Execution Date, there shall not have occurred any Material Adverse Effect that has not been cured; and

(d) Purchaser shall have received from Seller each delivery required pursuant to Section 2.5.

Section 6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) of the following additional conditions as of the Closing Date:

(a) (1) the Fundamental Representations of Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Execution Date and on and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date) and (2) other than the Fundamental Representations, the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Execution Date and on and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

(b) Purchaser shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement on or prior to the Closing Date; and

(c) Seller shall have received from Purchaser each delivery required pursuant to Section 2.5.

Section 6.4 Frustration of Closing Conditions. Neither Party may rely, as a basis for not consummating the transactions contemplated by this Agreement, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by the terminating Party to the other Party (other than in the case of Section 7.1(a)) at any time prior to the Closing:

(a) by the mutual written agreement of Seller and Purchaser;

(b) by either Seller or Purchaser, if the Closing has not occurred on or before nine (9) months after the Execution Date (as such date may be extended by the mutual written consent of Seller and Purchaser, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(c) by either Party, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal, otherwise prohibited, or (ii) any Governmental Authority of competent jurisdiction issues an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order becomes final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party whose failure to perform its covenants or agreements contained in Section 5.2 of this Agreement has been the cause of or has resulted in the imposition of such Order or the failure of such Order to be resisted, resolved, or lifted;

(d) by Purchaser, if Seller breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) (A) if capable of being cured, has not been cured by Seller by the earlier of the Outside Date and the date that is thirty (30) days after Seller’s receipt of written notice from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination or (B) is incapable of being cured; or

(e) by Seller, if Purchaser breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) (A) if capable of being cured, has not been cured by Purchaser by the earlier of the Outside Date and the date that is thirty (30) days after Purchaser’s receipt of written notice from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination or (B) is incapable of being cured.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement will immediately become void and have no further force or effect, and neither Party will have any Liability to the other Party; provided, however, that (i) this Section 7.2, and Article IX will survive such termination, and (ii) no such termination will relieve either Party from Liability for fraud in relation to the representations and warranties contained in this Agreement or Willful Breach of this Agreement by such Party prior to such termination.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) Subject to the limitations and other provisions of this Agreement, (i) the Fundamental Representations of Seller shall survive the Closing for the applicable statute of limitations, (ii) the representations and warranties contained in Section 3.11 (Taxes) shall survive the Closing for the applicable statute of limitations plus sixty (60) days and (iii) all other representations and warranties of Seller in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date, and Purchaser shall not have any right or claim with respect to any such representations or warranties after the expiration of the applicable survival period, except to the extent arising out of Seller’s fraud or for claims made by Purchaser prior to such date.

(b) The Fundamental Representations of Purchaser in this Agreement shall survive Closing for the applicable statute of limitations. All other representations and warranties of Purchaser in this Agreement shall survive Closing for a period of twelve (12) months after the Closing Date, and Seller shall not have any right or claim with respect to any such representations or warranties after the expiration of the applicable survival period, except to the extent arising out of Purchaser’s fraud or for claims made by Seller prior to such date.

(c) The respective covenants and agreements of the Parties contained in this Agreement, and the obligations of Seller pursuant to Section 8.2 and of Purchaser pursuant to Section 8.3, respectively, with respect to such covenants and agreements, shall survive the Closing for the period of time set forth in such covenants and agreements, if any, or until fully performed; provided, however, that none of the Parties shall have any Liability under this Agreement for any breach of or failure to perform any covenant or agreement of such Party contained in this Agreement that by its terms was to be performed at or prior to the Closing unless a Claim Notice regarding such breach or failure to perform is given to such Party in accordance with Section 8.5 or Section 8.6 within one hundred and twenty (120) days after the Closing Date.

(d) For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 8.1 are contractual statutes of limitations and any claim brought by any Party pursuant to this Article VIII must be brought or filed prior to the expiration of the applicable survival period, except as expressly otherwise provided in this Section 8.1.

Section 8.2 Indemnification by Seller. From and after the Closing, subject to the provisions of this Article VIII and Section 9.16, Seller shall indemnify, defend and forever release Purchaser and its Affiliates (each, a “Purchaser Indemnified Person”) against, be liable to the Purchaser Indemnified Persons for, and hold each Purchaser Indemnified Person harmless from any and all Losses incurred by such Purchaser Indemnified Person to the extent arising out of or resulting from any of the following:

(a) any breach or inaccuracy of any representation or warranty of Seller made as of the Execution Date or as of the Closing Date (as if made again as of the Closing Date);

(b) any breach of or failure by Seller to perform any covenant or agreement of Seller contained in this Agreement; and

(c) any Taxes payable by Seller pursuant to Section 5.4.

Section 8.3 Indemnification by Purchaser. From and after the Closing, subject to the provisions of this Article VIII, Purchaser shall indemnify, defend and forever release Seller and its Affiliates (each, a “Seller Indemnified Person”) against, be liable to the Seller Indemnified Persons for, and hold each Seller Indemnified Person harmless from any and all Losses incurred by such Seller Indemnified Person to the extent arising out of any of the following:

(a) any breach or inaccuracy of any representation or warranty of the Purchaser made as of the Execution Date or as of the Closing Date (as if made again as of the Closing Date);

(b) any breach of or failure by Purchaser to perform any covenant or agreement of Purchaser contained in this Agreement; and

(c) any claim by any Person under or pursuant to the Talos Parent Company Guaranty relating to (i) any event or omission occurring or accruing on or after the Closing for an amount in excess of a 20.0% share of such claim or (ii) the gross negligence or willful misconduct of Purchaser or any Affiliate of Purchaser.

Section 8.4 Limitations on Liability.

(a) Subject to the provisions of Section 8.4(b), the Purchaser Indemnified Persons will not be entitled to indemnification (i) under Section 8.2(a) for the breach of Seller’s Fundamental Representations for an aggregate amount in excess of Eighty Two Million Seven Hundred Seventy Five Thousand Dollars (US$82,775,000), (ii) under Section 8.2(a) for the breach of the representations and warranties contained in Section 3.11 (Taxes) for an aggregate amount in excess of Forty One Million Three Hundred Eighty Seven Thousand Five Hundred Dollars (US$41,387,500), and (iii) under Section 8.2(a) for the breach of any other representations and warranties of Seller in this Agreement for an aggregate amount in excess of Eight Million Two Hundred Seventy Seven Thousand Five Hundred Dollars (US$8,277,500).

(b) The Purchaser Indemnified Persons will not be entitled to indemnification unless the Purchaser Indemnified Persons have incurred (i) as to any individual claim or series of related claims described in Section 8.4(a), a Loss in excess of Thirty Thousand Dollars ($30,000.00), and (ii) as to all claims described in Section 8.4(a), Losses in excess of Five Hundred Thousand Dollars ($500,000.00) in the aggregate (the “Deductible”). Once the Deductible is reached as to the aggregate amount of all Losses for which the Purchaser Indemnified Persons are entitled to indemnification under Section 8.2(a), Seller shall indemnify the Purchaser

Indemnified Persons for the Losses to the extent in excess of the Deductible; provided, however, that Seller will have no Liability for any indemnification under Section 8.2(a) in excess of an aggregate amount equal to Eighty Two Million Seven Hundred Seventy Five Thousand Dollars (US$82,775,000). The Parties agree that the provisions in this Section 8.4(b) shall not apply in respect of claims based on (i) fraud or Willful Breach and (ii) any Taxes payable by Seller pursuant to Section 5.4.

(c) Except as otherwise expressly provided in this Agreement, this Agreement may only be enforced against, and any claims or causes of action based upon, arising out of, or related to this Agreement may only be made against the entities that are expressly identified as Parties hereto and no other Person shall have any Liability for any obligations or Liabilities of the Parties to this Agreement, for any claim (whether in tort, Contract or otherwise) for breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith, or in any way related to this Agreement. The provisions of this Section 8.4(c) are intended to be for the benefit of, and enforceable by, the Representatives, incorporators, members, partners, and stockholders of the Parties and each such Person shall be a third party beneficiary of this Section 8.4(c).

(d) Except in case of fraud or Willful Breach of this Agreement, or as expressly provided in this Agreement, no Indemnifying Party will be liable to any Indemnified Person in tort, Contract, indemnity, strict liability or otherwise for (i) Loss of profit, Loss of revenue, lost or increased production costs, Loss of use, Loss of Contract or Loss of goodwill, or business interruption; or (ii) any special, incidental, consequential, or punitive damages or Loss suffered or incurred by an Indemnified Person under or in connection with this Agreement or in relation to the transactions provided in this Agreement.

(e) For purposes of calculating the amount of Losses under this Article VIII (and not for determining whether any inaccuracy in, or breach of any representation or warranty, have occurred), the representations and warranties will not be deemed qualified by any reference to materiality, “Material Adverse Effect” or similar qualification.

Section 8.5 Claims. An Indemnified Person shall give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Person has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement (a “Claim Notice”), within thirty (30) Business Days of such determination; provided, however, that the failure of the Indemnified Person to timely give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement. The Claim Notice shall set forth in reasonable detail (a) the facts and circumstances giving rise to such claim for indemnification, including all relevant supporting documentation then-available to the Indemnified Person, (b) the nature of the Losses incurred or expected to be incurred, (c) a reference to the provision(s) of this Agreement in respect of which such Losses have been incurred or are expected to be incurred, (d) the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith estimate of the amount of Losses that could be expected to be incurred, and (e) such other information available to the Indemnified Person as may be necessary for the Indemnifying Party to determine that the limitations in this Article VIII have been satisfied or do not apply. Each Indemnifying Party to which a Claim Notice is delivered (other than with respect to a Third Party Claim) shall use reasonable efforts to respond in writing to any Indemnified Person that has given such Claim Notice (a “Claim Response”) within sixty (60) days after the receipt by the Indemnifying Party of such Claim Notice. Any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim described in the Claim Notice. If the Indemnifying Party fails to so respond within sixty (60) days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and agreed to pay the Losses at issue in the Claim Notice. If, within sixty (60) days after delivery of the Claim Notice, the Indemnifying Party delivers a written notice disputing the Indemnified Person’s entitlement to indemnification for the Losses described in the Claim Notice, then the dispute may be resolved by any legally available means consistent with the provisions of Section 9.14. Any indemnification payment shall be made in accordance to Section 9.4 and shall be made within five (5) business days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to this Section 8.5 if a written response has not been timely delivered in accordance with this Section 8.5 both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final arbitration award having jurisdiction over such proceeding as permitted by Section 9.14 if a written response has been timely delivered in accordance with Section 8.5.

Section 8.6 Notice of Third Party Claims; Assumption of Defense(a) . If an Indemnified Person receives notice of the assertion of any claim, or the commencement of any Legal Proceeding, by any Person who is not an Indemnified Person in respect of which indemnification may be sought by the Indemnified Person under this Agreement (a “Third Party Claim”), as soon as available but no later than within fifteen (15) Business Days after receiving notice of such Third Party Claim, the Indemnified Person shall give a Claim Notice (in the form contemplated by Section 8.5) to the Indemnifying Party in respect of such Third Party Claim together with copies of all notices and documents served on or received by such Indemnified Person in respect thereof; provided, however, that the failure of the Indemnified Person to timely give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement. The Indemnifying Party may, at its own expense, assume and control the defense of such Third Party Claim with counsel of its own choice (so long as such counsel is reasonably acceptable to the Indemnified Person) upon written notice to the Indemnified Person within fifteen (15) days of the receipt of the Claim Notice from such Indemnified Person (or such shorter period if requested in such notice to allow the Indemnified Person sufficient time to assume the defense in the event that the Indemnifying Party determines to not assume and control the defense) and in the event of such assumption, shall have the exclusive right, subject to clause (a) in the proviso in Section 8.7, to settle or compromise such Third Party Claim; provided that the Indemnifying Party obtains in writing, as a condition of any settlement or other compromise, a complete release of the Indemnified Person subject to such Third Party Claim and any such settlement or other compromise involves no express finding or admission of any fault, Liability or violation of applicable Law on the part of the Indemnified Persons. If the Indemnifying Party assumes such defense, the Indemnified Person shall have the right (but not the duty), at its own expense, to participate in the defense thereof and to employ its own counsel unless (i) the Indemnifying Party and the Indemnified Person shall have mutually agreed to the retention of the same counsel, or (ii) the named parties to any such litigation or Legal Proceeding (including impleaded parties) include both the Indemnifying Party and the Indemnified Person, and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them; in the case of clause (ii) above, such separate counsel may be retained by the Indemnified Person at the expense of the Indemnifying Party. Notwithstanding anything to the contrary, but without prejudice to the provisions of Section 8.7, if (A) the Parties agree in good faith that the amount of such claim (to the extent the indemnification arises under Section 8.2) is reasonably expected to exceed the applicable indemnification cap remaining under Section 8.4, after taking into account all claims pending pursuant to Section 8.2; or (B) the Third Party Claim relates to or arises out of any criminal matter against the Indemnified Person or primarily seeks equitable or injunctive relief against the Indemnified Person, then, in any of the foregoing circumstances, the Indemnified Person shall be entitled to control in the defense of the Third Party Claim. In such event the Indemnifying Party shall have the right, at its own expense, to participate in the defense thereof and to employ its own counsel. If the Indemnifying Party elects not to assume the defense of such Third Party Claim and the Indemnified Person defends against or otherwise deals therewith, the Indemnified Person may employ counsel, at the expense of the Indemnifying Party, , and control the defense of such Legal Proceeding; provided, however, that the Indemnifying Party shall be obligated to pay for only one firm of counsel for all Indemnified Persons. Whether or not the Indemnifying Party chooses to defend or prosecute any such Third Party Claim, the Parties shall, and shall cause their respective Affiliates to, cooperate in the defense or prosecution of such Third Party Claim, including by providing or making available to the defending Party all witnesses, pertinent records, materials and information relating thereto in the other Party’s possession or under the other Party’s control (or in the possession or control of any of its Representatives) as is reasonably requested by the defending Party or its counsel.

Section 8.7 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Party has the exclusive right to settle or compromise under the second sentence of Section 8.6) or the Indemnifying Party, as the case may be, of any Third Party Claim shall also be binding upon the Indemnifying Party or the Indemnified Person, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (a) no Liability, restriction, or Loss shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent may be withheld in its sole discretion, and (b) the Indemnified Person shall not settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party.

Section 8.8 Time Limits. Any right to indemnification under this Article VIII shall apply only to Losses with respect to which the Indemnified Person shall have notified the Indemnifying Party in writing within the applicable time period set forth in Section 8.1. An Indemnified Person who is not a Party shall have the right to join or initiate arbitration Legal Proceedings under Section 9.14 seeking to enforce or defend its indemnification rights under this Agreement.

Section 8.9 Mitigation, Net Losses, and Subrogation.

(a) In the event of any Loss that may give rise to an indemnification obligation hereunder, the Indemnified Person agrees to take, and cause its Affiliates to take, reasonable measures to mitigate the consequences of such Loss; provided, however, that the Indemnifying Party shall not be relieved of its obligations under this Agreement.

(b) Payments by an Indemnifying Party of any Losses incurred by any Indemnified Person shall be limited to the amount after deducting therefrom (i) any insurance proceeds actually received from unaffiliated third parties by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit actually recognized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or from any indemnification payment with respect to such Losses to the extent such Tax benefit gives rise to an actual reduction in the cash Tax Liability of the Indemnified Person, and (iii) any indemnity, contribution, or other similar payment actually received by the Indemnified Person (or any of its Affiliates) from any unaffiliated third party in respect of any such claim, in each case, less any related costs and expenses, including the aggregate cost of pursing any related insurance claims and any related increases in insurance premiums. Each Indemnified Person shall use reasonable efforts to obtain such proceeds, benefits, and recoveries, including seeking full recovery under all insurance policies issued by unaffiliated third parties covering any Loss, to the same extent as it would if such Loss were not subject to indemnification under this Agreement; provided that no Indemnified Person shall be obligated to commence any litigation or other Legal Proceeding to recover any such amounts. If any such proceeds, benefits, or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Person with respect to such Losses, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits, or recoveries (up to the amount of the Indemnifying Party’s payment with respect to such Losses).

(c) Upon making any payment to an Indemnified Person in respect of any Losses indemnified by the Indemnifying Party, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 8.10 Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Section 8.2 or Section 8.3 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment is made to or taken into account in determining the Purchase Price or any payments are made in respect of any matter relating to or arising out of this Agreement, no Purchaser Indemnified Person shall be entitled to any indemnification or any other payment with respect to such matter to the extent of such adjustment or payment.

Section 8.11 Exclusive Remedy. Except as provided in Section 9.15, from and after the Closing, the sole and exclusive Liability and responsibility of the Parties under or in connection with this Agreement and the transactions contemplated by this Agreement (including for any breach of or failure to perform any covenant or agreement, or for any other reason and regardless of the theory upon which any claim may be based), and the sole and exclusive remedy of the Indemnified Persons with respect to any of the foregoing, shall be pursuant to the indemnification provisions set forth in this Article VIII. If the Closing occurs, in no event shall either Party be entitled to rescission of the transactions consummated by this Agreement except in the event of fraud. Any and all claims arising out of or in connection with this Agreement and the transactions contemplated by this Agreement must be brought under and in accordance with the terms of this Agreement.

Section 8.12 Anti-Sandbagging. Notwithstanding anything to the contrary in this Agreement (including without limitation Seller’s failure to disclose any matter required to be disclosed on any Schedule), Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Purchaser had actual knowledge of such inaccuracy or breach prior to the Closing. For the avoidance of doubt, the knowledge qualifier provided in this Section 8.12 is not subject to the definition of Knowledge, as Knowledge of Purchaser is used in Article IV.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses. Except as expressly provided, each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement.

Section 9.2 Amendments. This Agreement may only be amended or modified by a written agreement signed by both Parties.

Section 9.3 Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day (b) on the date of successful transmission if an executed copy of such notice is sent via email during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (c) on the date of receipt by the addressee if sent by an internationally recognized overnight courier, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address or email address set forth below (or at such other address or email address as shall be specified by a Party in a notice given in accordance with this Section 9.3:

(a) If to Purchaser, to:

Av. Paseo de las Palmas 781-Piso 1

Plaza Carso Palmas, Col. Lomas de Chapultepec

Ciudad de México 11560

Attention: Carlos A. Facha Lara, Director General Jurídico/General Counsel

Email:   cfachal@ideal.com.mx

with copies (which will not constitute notice) to:

Basham, Ringe y Correa, S.C.

Paseo de los Tamarindos #100, 5th floor

Bosques de las Lomas, Mexico City - 05120

Email:  serra@basham.com.mx

(b) If to Seller, to:

Talos Production, Inc.

333 Clay St., Suite 3300

Houston, TX 77002

Attention: VP & Deputy General Counsel

E-mail: Deborah.Huston@talosenergy.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, Texas 77002

Attention: Jose L. Valera

Email: JValera@mayerbrown.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 9.3.

Section 9.4 United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor, without any set-off, deduction, or counterclaim whatsoever.

Section 9.5 Waivers. Except as provided in Article VIII, no failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.

Section 9.6 Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Prior to the Closing, neither Party may, by Contract, operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written consent of the other Party.

Section 9.7 No Third Party Beneficiaries. Except as provided in Article VIII (with respect to Indemnified Persons), this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Publicity. A Party wishing to make any press release or other public disclosure regarding the existence of this Agreement, its contents, or the transactions contemplated by this Agreement shall allow the other Party reasonable time to review and comment on such release or disclosure in advance of its issuance.

Section 9.9 Further Assurances. On and after the Closing Date, upon the request of either Party, the other Party shall, at the requesting Party’s expense, execute and deliver such assignments and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement.

Section 9.10 Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 9.11 Entire Agreement. This Agreement (including the Exhibits and Schedules), contains the entire agreement between the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement.

Section 9.12 No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

Section 9.13 Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of New York without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than New York.

Section 9.14 Arbitration and Service.

(a) Prior to commencing any arbitration proceeding in connection with this Agreement, the parties will refer the applicable dispute or controversy to Joseph A. Mills, “Talos Executive” and Alejandro Aboumrad Gonzalez, “Carso Executive”. If “Talos Executive” and “Carso Executive” are not able to resolve such dispute or controversy within thirty (30) days after such referral, then either party may commence arbitration in accordance with this Section 9.14.

(b) Each Party agrees that any dispute, controversy or claim arising out of or in connection with this Agreement, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, shall be finally and exclusively resolved by arbitration under the arbitration rules of the International Chamber of Commerce in force as at the Execution Date, which rules are deemed to be incorporated by reference into this Agreement. The number of arbitrators shall be three (3). The place of arbitration shall be New York, New York, and the language of the arbitration shall be English. Service of any process, summons, notice, or document by U.S. registered mail or under notarial certification to the address of such Party set forth in Section 9.3 will be effective service of process for any Legal Proceeding brought against such Party under this Agreement. Nothing in this Section 9.14 shall be construed as preventing any Party from seeking any interim relief from any court of competent jurisdiction.

Section 9.15 Equitable Relief.

(a) Each Party acknowledges that (i) money damages could be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (ii) any such breach could cause the other Party irreparable harm, and (iii) in addition to any other remedies available at Law or in equity, the other Party will be entitled to equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party. Neither Party will contest the appropriateness of any injunction or specific performance as a remedy for a breach of this Agreement.

(b) If (x) the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied or waived (other than any conditions that by their nature can only be satisfied on the Closing Date, but provided that such conditions are then capable of being satisfied) and (y) a Party fails to consummate the Closing in accordance with the terms of this Agreement and another Party seeks, and is granted, an award of monetary damages as a result of such failure, the Parties agree that such damages may, as determined by the arbitration tribunal, include direct, indirect and consequential damages, and the reimbursement of such Party’s costs and expenses in connection with this Agreement and the transactions contemplated herein, in any case, solely to the extent such damages are the natural, probable and reasonably foreseeable consequence of such failure.

Section 9.16 Schedules.

(a)  Neither the specification of any Dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no Party may use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business or in a manner consistent with past practice, and no Party may use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter not specified in this Agreement or included in any Schedule is or is not in the ordinary course of business or in a manner consistent with past practice for purposes of this Agreement. In no event will the listing of any item or matter in any Schedule be deemed or interpreted to broaden or otherwise amplify the representations, warranties, covenants, or agreements contained in this Agreement. Summaries or descriptions of Contracts or other documents contained in the Schedules are qualified in their entirety by the Contracts or documents themselves.

(b) The Seller shall have the right to deliver to Purchaser, not later than fifteen (15) Business Days prior to the Closing Date, updated Schedules with respect to any matter first arising or accruing after the Execution Date that, if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Schedules.

Section 9.17 Legal Counsel; Consent and Waiver.

(a) The Parties agree and acknowledge that Seller has retained Mayer Brown LLP (“Mayer Brown”) to act as its counsel in connection with the transactions contemplated by this Agreement. The Parties acknowledge and agree that Mayer Brown shall be permitted, without need for any additional conflict waiver or other consent from Purchaser or the Companies, to represent Seller in any post-Closing matter and Purchaser hereby waives any conflict arising from any such representation (i) in the event of any adversity between the interests of Seller or its Affiliates, on the one hand, and Purchaser or its Affiliates, on the other hand, in any such matter; (ii) in respect of any pre-Closing communications between the Companies, on the one hand, and Mayer Brown (in their capacity as Seller’s counsel), on the other hand, related to the transactions contemplated by this Agreement, notwithstanding the transfer of any record of such communications to Purchaser or its Affiliates, including any information of the Companies protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege or (iii) in respect of any communications or attorney-client relationship between any of the Companies, on the one hand, and Mayer Brown, on the other hand, at any time, related to transactions unrelated to the transactions contemplated by this Agreement.

Section 9.18 Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

TALOS ENERGY LLC

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	President and Chief Executive Officer

TALOS PRODUCTION INC.

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	President and Chief Executive Officer

ZAMAJAL, S.A. DE C.V.

By:	/s/ Arturo Spinola Garcia
Name:	Arturo Spinola García
Title:	Attorney-in-Fact